UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2006

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On August 21, 2006, Pinnacle Entertainment, Inc. (“Pinnacle”) and the Land Clearance for Redevelopment Authority of the City of St. Louis (the “LCRA”) entered into a Third Amendment (the “Third Amendment”) to the Redevelopment Agreement (the “Redevelopment Agreement”) relating to Pinnacle’s downtown St. Louis project. Under the terms of the Third Amendment, the amount that Pinnacle is required to expend on the project has increased from at least $207.7 million to at least $325 million, plus the previously-required additional $50 million residential/retail commitment. Pinnacle has previously announced that it intends to build a $430 million project. The Third Amendment also extended certain deadlines in connection with the downtown St. Louis project. The other material terms of the Redevelopment Agreement are unchanged by the Third Amendment.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the Third Amendment, which is attached as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 20, 2006, Timothy J. Parrott notified Pinnacle of his intent to resign as a member of the board of directors of Pinnacle effective prior to taking his new position at Aristocrat Leisure Ltd. Aristocrat Leisure Ltd. has announced that Mr. Parrott will join Aristocrat on September 18, 2006. Mr. Parrott’s decision to resign is not related to any disagreement with Pinnacle or its management on any matter relating to its operations, policies or practices.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description
Exhibit 10.1	Third Amendment to the Redevelopment Agreement by and between Land Clearance for Redevelopment Authority of the City of St. Louis and Pinnacle.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC. (Registrant)

Date: August 24, 2006	By:	/S/ JOHN A. GODFREY
John A. Godfrey
Executive Vice President, Secretary and General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 10.1	Third Amendment to the Redevelopment Agreement by and between Land Clearance for Redevelopment Authority of the City of St.Louis and Pinnacle.